Exhibit 99.1

Bank of the Ozarks, Inc. Announces Second Quarter 2014 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 14, 2014--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the second quarter of 2014 was $26.5 million, a 29.9% increase from $20.4 million for the second quarter of 2013. Diluted earnings per common share for the second quarter of 2014 were $0.34, a 17.2% increase from $0.29 for the second quarter of 2013.

During the last four quarters, the Company has completed three acquisitions including its July 2013 acquisition of The First National Bank of Shelby (“FNB Shelby”), its March 2014 acquisition of Bancshares, Inc. (“Bancshares”) and its May 2014 acquisition of Summit Bancorp, Inc. (“Summit”). The Company’s results for the second quarter just ended included acquisition-related expenses, net of applicable taxes, of approximately $0.5 million which reduced second quarter diluted earnings per common share by slightly less than $0.01.

For the six months ended June 30, 2014, net income totaled $51.8 million, a 28.2% increase from net income of $40.4 million for the first six months of 2013. Diluted earnings per common share for the first six months of 2014 were $0.68, a 19.3% increase from $0.57 for the first six months of 2013.

The Company’s results for the first six months of 2014 included three significant unusual items. First, the Company’s acquisition of Bancshares resulted in a tax-exempt bargain purchase gain during the first quarter of $4.7 million. Second, during the first six months of 2014, the Company incurred acquisition-related expenses, net of applicable taxes, of approximately $0.9 million. Third, after entering into an agreement for its newly acquired core banking software, the Company incurred charges in the first quarter, net of applicable taxes, of $3.1 million as a result of providing notices of termination to existing core banking software providers. Collectively, for the first six months of 2014, the net effect of these items added approximately $0.7 million, or approximately $0.01 of diluted earnings per common share.

On June 23, 2014, the Company completed a 2-for-1 stock split, in the form of a stock dividend, effected by issuing one share of common stock for each share of such stock outstanding on June 13, 2014. All share and per share information in this release has been adjusted to give effect to this stock split.

The Company’s annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the second quarter of 2014 decreased to 1.88%, 14.17% and 15.41%, respectively, compared to 2.08%, 15.50% and 15.83%, respectively, for the second quarter of 2013. Annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the first six months of 2014 decreased to 1.99%, 14.90% and 15.90%, respectively, compared to 2.07%, 15.63% and 15.98%, respectively, for the first six months of 2013. The calculation of the Company’s return on average tangible common stockholders’ equity and the reconciliation to generally accepted accounting principles (“GAAP”) is included in the schedules accompanying this release.

Loans and leases, excluding loans covered by Federal Deposit Insurance Corporation (“FDIC”) loss share agreements (“covered loans”) and purchased loans not covered by loss share (“purchased non-covered loans”), were $3.17 billion at June 30, 2014, a 29.8% increase from $2.44 billion at June 30, 2013. Including covered loans and purchased non-covered loans, total loans and leases were $4.58 billion at June 30, 2014, a 54.8% increase from $2.96 billion at June 30, 2013.

George Gleason, Chairman and Chief Executive Officer, stated, “We are pleased to report our excellent results for the second quarter and first six months of 2014. While acquisitions have contributed significantly to our growth and profitability in recent years, our ability to organically grow our portfolio of high quality, good yielding loans and leases has been even more important. Our balance of loans and leases outstanding, excluding covered loans and purchased non-covered loans, increased a record $393 million in the quarter just ended and $539 million for the first six months of 2014. Additionally, our unfunded balance of closed loans increased $418 million during the quarter just ended and $624 million for the first six months of 2014, growing to $1.83 billion at June 30, 2014.”

Deposits were $4.98 billion at June 30, 2014, a 67.0% increase compared to $2.98 billion at June 30, 2013.

Total assets were $6.30 billion at June 30, 2014, a 55.8% increase compared to $4.04 billion at June 30, 2013.

Common stockholders’ equity was $850 million at June 30, 2014, a 60.1% increase from $531 million at June 30, 2013. Tangible common stockholders’ equity was $742 million at June 30, 2014, a 42.5% increase from $520 million at June 30, 2013. Book value per common share was $10.67 at June 30, 2014, a 42.5% increase from $7.49 at June 30, 2013. Tangible book value per common share was $9.31 at June 30, 2014, a 26.8% increase from $7.34 at June 30, 2013. The calculations of the company’s tangible common stockholders’ equity and tangible book value per common share and the reconciliations to GAAP are included in the schedules accompanying this release.

Changes in common stockholders’ equity, tangible common stockholders’ equity, book value per common share and tangible book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, stock consideration issued in connection with the Company’s FNB Shelby and Summit acquisitions, changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale and, for tangible common stockholders’ equity and tangible book value per share, changes in intangible assets. In addition, such changes reflect an increase of $4.1 million, or $0.05 per common share, as a result of the reversal during the second quarter of 2014 of a deferred tax asset valuation allowance established with the FNB Shelby acquisition. The Company has revised its initial estimates regarding the expected recovery of acquired assets with built-in losses, specifically the timing and amount of expected charge-offs of purchased non-covered loans. As a result of such revision, the Company concluded that the deferred tax asset valuation allowance of approximately $4.1 million was not necessary. Because such revision occurred during the first 12 months following the date of acquisition and was not the result of changes in circumstances, the Company has recast its third quarter 2013 financial statements, along with all subsequent financial statements, to increase the bargain purchase gain on the FNB Shelby acquisition by $4.1 million to reflect this change in estimate.

The Company’s ratio of common stockholders’ equity to total assets increased to 13.50% at June 30, 2014, compared to 13.13% at June 30, 2013. Its ratio of tangible common stockholders’ equity to total tangible assets decreased to 11.98% at June 30, 2014, compared to 12.90% at June 30, 2013. The calculation of the Company’s ratio of tangible common stockholders’ equity to total tangible assets and the reconciliation to GAAP is included in the schedules accompanying this release.

NET INTEREST INCOME

Net interest income for the second quarter of 2014 was a record $64.8 million, a 49.1% increase from $43.5 million for the second quarter of 2013. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.62% in the second quarter of 2014, a six basis point increase from 5.56% in the second quarter of 2013. Average earning assets were $4.82 billion in the second quarter of 2014, a 46.8% increase from $3.29 billion in the second quarter of 2013.

Net interest income for the first six months of 2014 was $117.2 million, a 33.8% increase from $87.6 million for the first six months of 2013. Net interest margin was 5.55% for the first six months of 2014, a 13 basis point decrease from 5.68% for the first six months of 2013. Average earning assets were $4.45 billion in the first six months of 2014, a 36.6% increase from $3.26 billion in the first six months of 2013.

NON-INTEREST INCOME

Non-interest income for the second quarter of 2014 decreased 8.4% to $17.4 million compared to $19.0 million for the second quarter of 2013. There was no bargain purchase gain in the second quarters of 2014 or 2013. Non-interest income for the first six months of 2014 increased 6.8% to $37.7 million from $35.3 million for the first six months of 2013. Non-interest income for the first six months of 2014 included a tax-exempt bargain purchase gain of $4.7 million on the Bancshares acquisition. There was no bargain purchase gain in the first six months of 2013.

Service charges on deposit accounts increased 30.2% to a record $6.60 million in the second quarter of 2014 compared to $5.07 million in the second quarter of 2013. Service charges on deposit accounts were $12.24 million in the first six months of 2014, a 25.0% increase from $9.80 million in the first six months 2013.

Mortgage lending income decreased 31.5% to $1.13 million in the second quarter of 2014 compared to $1.64 million in the second quarter of 2013, but increased 18.0% compared to $0.95 million in the first quarter of 2014. Mortgage lending income was $2.08 million in the first six months of 2014, a 38.5% decrease from $3.38 million in the first six months of 2013.

Trust income for the second quarter of 2014 increased 57.7% to a record $1.36 million compared to $0.87 million for the second quarter of 2013. Trust income was $2.68 million in the first six months of 2014, a 53.3% increase from $1.75 million in the first six months of 2013.

Accretion/amortization of the Company’s FDIC loss share receivable, including amortization of the Company’s FDIC clawback payable, resulted in net amortization expense of $0.74 million in the second quarter of 2014 compared to net accretion income of $2.48 million in the second quarter of 2013, and net accretion income of $0.69 million in the first quarter of 2014. For the first six months of 2014, accretion/amortization of the Company’s FDIC loss share receivable, including amortization of the Company’s FDIC clawback payable, resulted in net amortization expense of $0.05 million, compared to net accretion income of $4.87 million in the first six months of 2013.

Other income from loss share and purchased non-covered loans decreased 1.6% to $3.63 million in the second quarter of 2014 compared to $3.69 million in the second quarter of 2013, but increased 9.6% compared to $3.31 million in the first quarter of 2014. For the first six months of 2014, other income from loss share and purchased non-covered loans was $6.94 million, an increase of 18.8% compared to $5.84 million in the first six months of 2013.

Net gains on sales of other assets decreased to $1.45 million in the second quarter of 2014 compared to $3.11 million in the second quarter of 2013, but increased from $0.97 million in the first quarter of 2014. Net gains on sales of other assets decreased to $2.42 million in the first six months of 2014 compared to $5.08 million in the first six months of 2013.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2014 increased 26.7% to $37.9 million, compared to $29.9 million for the second quarter of 2013. During the second quarter of 2014, the Company incurred pre-tax acquisition-related expenses of approximately $0.8 million. There were no acquisition-related expenses in the second quarter of 2013. The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for the second quarter of 2014 decreased to 44.6% compared to 46.3% for the second quarter of 2013 and 49.8% in the first quarter of 2014.

Non-interest expense for the first six months of 2014 was $75.3 million, a 27.4% increase from $59.1 million for the first six months of 2013. During the first six months of 2014, the Company incurred pre-tax non-interest expense of $5.0 million as a result of providing notices to terminate existing core banking software contracts and approximately $1.5 million of acquisition-related expenses. There were no software termination charges or acquisition-related expenses in the first six months of 2013. The Company’s efficiency ratio for the first six months of 2014 increased to 47.1% compared to 46.5% for the first six months of 2013.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. The carrying value of covered loans decreased to $276 million at June 30, 2014, compared to $481 million at June 30, 2013. The carrying value of foreclosed assets covered by loss share decreased to $36 million at June 30, 2014, compared to $46 million at June 30, 2013. The carrying value of the FDIC loss share receivable decreased to $51 million at June 30, 2014, compared to $113 million at June 30, 2013.

Purchased non-covered loans include a small volume of non-covered loans acquired in FDIC-assisted acquisitions and loans acquired in non FDIC-assisted acquisitions. Purchased non-covered loans that contain evidence of credit deterioration on the date of purchase are initially recorded at fair value and are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. Other purchased non-covered loans are initially recorded at fair value on the date of purchase and are presented in the Company’s financial reports at their initial fair value, adjusted for subsequent advances, pay downs, amortization or accretion of any premium or discount on purchase, charge-offs and any other adjustments to carrying value. The carrying value of purchased non-covered loans increased to $1.13 billion at June 30, 2014, compared to $31 million at June 30, 2013 and $489 million at March 31, 2014.

Excluding covered loans and purchased non-covered loans, nonperforming loans and leases as a percent of total loans and leases decreased to 0.58% at June 30, 2014, compared to 0.66% at June 30, 2013, but increased compared to 0.42% at March 31, 2014.

Excluding covered loans, purchased non-covered loans and foreclosed assets covered by loss share, nonperforming assets as a percent of total assets decreased to 0.62% at June 30, 2014, compared to 0.66% at June 30, 2013, but increased compared to 0.57% at March 31, 2014.

Excluding covered loans and purchased non-covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases decreased to 0.63% at June 30, 2014, compared to 0.74% at June 30, 2013 and 0.75% at March 31, 2014.

The Company’s net charge-offs increased to $2.5 million for the second quarter of 2014, including $1.4 million for non-purchased loans and leases, $0.6 million for purchased non-covered loans and $0.5 million for covered loans. The Company’s net charge-offs were $1.7 million for the second quarter of 2013, including $0.6 million for non-purchased loans and leases, essentially none for purchased non-covered loans and $1.1 million for covered loans. Net charge-offs for covered loans are reported net of adjustments to applicable FDIC loss share receivable and FDIC clawback payable amounts.

The Company’s annualized net charge-off ratio for its non-purchased loans and leases increased to 0.19% for the second quarter of 2014, compared to 0.12% for the second quarter of 2013 and 0.03% for the first quarter of 2014. The Company’s annualized net charge-off ratio for its purchased non-covered loans increased to 0.28% for the second quarter of 2014, compared to 0.00% for both the second quarter of 2013 and the first quarter of 2014. The Company’s annualized net charge-off ratio for its covered loans was 0.72% for the second quarter of 2014, compared to 0.83% for the second quarter of 2013 and 0.25% for the first quarter of 2014. The Company’s annualized net charge-off ratio for all loans and leases was 0.25% for the second quarter of 2014, compared to 0.25% for the second quarter of 2013 and 0.05% for the first quarter of 2014.

The Company’s net charge-offs for the first six months of 2014 decreased to $2.9 million, including $1.6 million for non-purchased loans and leases, $0.6 million for purchased non-covered loans and $0.7 million for covered loans. The Company’s net charge-offs for the first six months of 2013 were $4.8 million, including $1.7 million for non-purchased loans and leases, essentially none for purchased non-covered loans and $3.1 million for covered loans.

The Company’s annualized net charge-off ratio for its non-purchased loans and leases decreased to 0.11% for the first six months of 2014 compared to 0.15% for the first six months of 2013. The Company’s annualized net charge off ratio for its purchased non-covered loans increased to 0.19% for the first six months of 2014 compared to 0.00% for the first six months of 2013. The Company’s annualized net charge-off ratio for its covered loans decreased to 0.47% for the first six months of 2014 compared to 1.15% for the first six months of 2013. The Company’s annualized net charge-off ratio for all loans and leases decreased to 0.16% for the first six months of 2014 compared to 0.35% for the first six months of 2013.

For the second quarter of 2014, the Company’s provision for loan and lease losses increased to $5.6 million, including $4.5 million for non-purchased loans and leases, $0.6 million for purchased non-covered loans and $0.5 million for covered loans. For the second quarter of 2013, the Company’s provision for loan and lease losses was $2.7 million, including $1.6 million for non-purchased loans and leases, none for purchased non-covered loans and $1.1 million for covered loans. For the first six months of 2014, the Company’s provision for loan and lease losses increased to $6.9 million, including $5.6 million for non-purchased loans and leases, $0.6 million for purchased non-covered loans and $0.7 million for covered loans. For the first six months of 2013, the Company’s provision for loan and lease losses was $5.4 million, which included $2.3 million for non-purchased loans and leases, none for purchased non-covered loans and $3.1 million for covered loans.

The Company’s allowance for loan and lease losses was $47.0 million, or 1.48% of total loans and leases, excluding covered loans and purchased non-covered loans, at June 30, 2014, compared to $39.4 million, or 1.61% of total loans and leases, excluding covered loans and purchased non-covered loans, at June 30, 2013, and $43.9 million, or 1.58% of total loans and leases, excluding covered loans and purchased non-covered loans, at March 31, 2014.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this release at 10:00 a.m. CDT (11:00 a.m. EDT) on July 15, 2014. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-468-2440 ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 1117306. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically tangible common stockholders’ equity, tangible book value per common share, the ratio of tangible common stockholders’ equity to total tangible assets and return on average tangible common stockholders’ equity, as the principal measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. These measures typically adjust GAAP financial measures to exclude intangible assets. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that contributes to a proper understanding of the financial results and capital levels of the Company. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain “forward looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those projected in such forward looking statements. These risks, uncertainties, and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into and/or close additional FDIC-assisted or traditional acquisitions; problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to attract new or retain existing or acquired deposits; the ability to achieve growth in loans and leases, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of any such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; the ability to keep pace with technological changes, including changes regarding cyber security; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation or regulatory examinations as well as other factors identified in this press release or as detailed from time to time in the Company’s reports filed with the Securities Exchange Commission (“SEC”), including those factors included in the disclosures under the headings “Forward-Looking Information” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected or described in such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 164 offices, including 88 in Arkansas, 28 in Georgia, 21 in Texas, 16 in North Carolina, five in Florida, three in Alabama and one office each in South Carolina, New York and California. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	% Change	2014	2013	% Change
Income statement data:
Net interest income	$64,801	$43,465	49.1%	$117,198	$87,604	33.8%
Provision for loan and lease losses	5,582	2,666	109.4	6,887	5,394	27.7
Non-interest income	17,388	18,987	(8.4)	37,749	35,344	6.8
Non-interest expense	37,878	29,901	26.7	75,333	59,132	27.4
Net income available to common stockholders	26,486	20,387	29.9	51,762	40,387	28.2

Common stock data*:
Net income per share – diluted	$0.34	$0.29	17.2%	$0.68	$0.57	19.3%
Net income per share – basic	0.35	0.29	20.7	0.69	0.57	21.1
Cash dividends per share	0.115	0.085	35.3	0.225	0.16	40.6
Book value per share	10.67	7.49	42.5	10.67	7.49	42.5
Diluted shares outstanding (thousands)	77,466	71,482		75,981	71,342
End of period shares outstanding (thousands)	79,662	70,876		79,662	70,876

Balance sheet data at period end:
Assets	$6,297,975	$4,043,632	55.8%	$6,297,975	$4,043,632	55.8%
Loans and leases	3,171,585	2,443,342	29.8	3,171,585	2,443,342	29.8
Purchased loans not covered by loss share	1,127,689	31,027	3,534.5	1,127,689	31,027	3,534.5
Loans covered by loss share	276,380	480,752	(42.5)	276,380	480,752	(42.5)
Allowance for loan and lease losses	46,958	39,373	19.3	46,958	39,373	19.3
Foreclosed assets covered by loss share	35,775	46,157	(22.5)	35,775	46,157	(22.5)
FDIC loss share receivable	50,679	112,716	(55.0)	50,679	112,716	(55.0)
Investment securities	892,129	490,748	81.8	892,129	490,748	81.8
Goodwill	78,669	5,243	1,400.5	78,669	5,243	1,400.5
Other intangibles – net of amortization	29,971	5,447	450.2	29,971	5,447	450.2
Deposits	4,983,897	2,984,629	67.0	4,983,897	2,984,629	67.0
Repurchase agreements with customers	55,999	24,704	126.7	55,999	24,704	126.7
Other borrowings	280,875	391,690	(28.3)	280,875	391,690	(28.3)
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	850,204	531,125	60.1	850,204	531,125	60.1
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	10,006	(898)		10,006	(898)
Loan and lease, including covered loans and purchased non-covered loans, to deposit ratio	91.81%	99.01%		91.81%	99.01%

Selected ratios:
Return on average assets**	1.88%	2.08%		1.99%	2.07%
Return on average common stockholders’ equity**	14.17	15.50		14.99	15.63
Return on average tangible common stockholders’ equity**	15.41	15.83		15.90	15.98
Average common equity to total average assets	13.25	13.43		13.27	13.25
Net interest margin – FTE**	5.62	5.56		5.55	5.68
Efficiency ratio	44.60	46.34		47.05	46.54
Net charge-offs to average loans and leases**(1)	0.21	0.11		0.13	0.15
Nonperforming loans and leases to total loans and leases(2)	0.58	0.66		0.58	0.66
Nonperforming assets to total assets(2)	0.62	0.66		0.62	0.66
Allowance for loan and lease losses to total loans and leases(2)	1.48	1.61		1.48	1.61

Other information:
Non-accrual loans and leases(2)	$18,393	$16,136		$18,393	$16,136
Accruing loans and leases – 90 days past due(2)	-	-		-	-
Troubled and restructured loans and leases(2)	-	-		-	-
ORE and repossessions(2)	20,581	10,451		20,581	10,451
Impaired covered loans	22,276	52,586		22,276	52,586
Impaired purchased non-covered loans	89	-		89	-

*Adjusted to give effect to 2-for-1 stock split on June 23, 2014.
**Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	9/30/12	12/31/12	3/31/13	6/30/13	9/30/13	12/31/13	3/31/14	6/30/14
Earnings Summary:
Net interest income	$44,444	$43,771	$44,139	$43,465	$50,633	$55,282	$52,396	$64,801
Federal tax (FTE) adjustment	2,087	2,009	2,020	2,076	2,161	2,372	2,424	2,737
Net interest income (FTE)	46,531	45,780	46,159	45,541	52,794	57,654	54,820	67,538
Provision for loan and lease losses	(3,080)	(2,533)	(2,728)	(2,666)	(3,818)	(2,863)	(1,304)	(5,582)
Non-interest income	14,491	18,848	16,357	18,987	22,102	18,592	20,360	17,388
Non-interest expense	(28,682)	(29,891)	(29,231)	(29,901)	(32,208)	(34,728)	(37,454)	(37,878)
Pretax income (FTE)	29,260	32,204	30,557	31,961	38,870	38,655	36,422	41,466
FTE adjustment	(2,087)	(2,009)	(2,020)	(2,076)	(2,161)	(2,372)	(2,424)	(2,737)
Provision for income taxes	(7,883)	(9,519)	(8,526)	(9,506)	(10,224)	(11,893)	(8,730)	(12,251)
Noncontrolling interest	(15)	(9)	(11)	8	(33)	8	8	8
Net income available to common stockholders	$19,275	$20,667	$20,000	$20,387	$26,452	$24,398	$25,276	$26,486

Earnings per common share – diluted*	$0.28	$0.29	$0.28	$0.29	$0.36	$0.33	$0.34	$0.34

Non-interest Income:
Service charges on deposit accounts	$5,000	$4,799	$4,722	$5,074	$5,817	$6,031	$5,639	$6,605
Mortgage lending income	1,672	1,483	1,741	1,643	1,276	967	954	1,126
Trust income	865	928	883	865	1,060	1,289	1,316	1,364
Bank owned life insurance income	598	1,027	1,083	1,104	1,179	1,164	1,130	1,278
Accretion/amortization of FDIC loss share receivable, net of amortization of FDIC clawback payable	1,699	1,336	2,392	2,481	1,396	901	692	(741)
Other income from loss share and purchased non-covered loans, net	2,270	3,194	2,155	3,689	2,484	4,825	3,311	3,629
Gains on investment securities	-	55	156	-	-	4	5	18
Gains on sales of other assets	1,425	2,431	1,974	3,110	2,501	1,801	974	1,448
Gains on merger and acquisition transactions	-	2,403	-	-	5,163	-	4,667	-
Other	962	1,192	1,251	1,021	1,226	1,610	1,672	2,661
Total non-interest income	$14,491	$18,848	$16,357	$18,987	$22,102	$18,592	$20,360	$17,388

Non-interest Expense:
Salaries and employee benefits	$15,040	$15,362	$15,694	$15,294	$16,456	$17,381	$17,689	$18,831
Net occupancy expense	4,105	4,160	4,514	4,370	4,786	5,039	5,044	5,707
Other operating expenses	9,028	9,860	8,455	9,669	10,178	11,427	13,908	12,221
Amortization of intangibles	509	509	568	568	788	881	813	1,119
Total non-interest expense	$28,682	$29,891	$29,231	$29,901	$32,208	$34,728	$37,454	$37,878

Allowance for Loan and Lease Losses:
Balance at beginning of period	$38,862	$38,672	$38,738	$38,422	$39,373	$41,660	$42,945	$43,861
Net charge-offs	(3,270)	(2,467)	(3,044)	(1,715)	(1,531)	(1,578)	(388)	(2,485)
Provision for loan and lease losses	3,080	2,533	2,728	2,666	3,818	2,863	1,304	5,582
Balance at end of period	$38,672	$38,738	$38,422	$39,373	$41,660	$42,945	$43,861	$46,958

Selected Ratios:
Net interest margin - FTE**	5.97%	5.84%	5.83%	5.56%	5.55%	5.63%	5.46%	5.62%
Efficiency ratio	47.00	46.25	46.76	46.34	43.00	45.55	49.82	44.60
Net charge-offs to average loans and leases**(1)	0.32	0.28	0.19	0.11	0.09	0.12	0.02	0.21
Nonperforming loans and leases to total loans and leases(2)	0.43	0.43	0.40	0.66	0.41	0.33	0.42	0.58
Nonperforming assets to total assets(2)	0.59	0.57	0.50	0.66	0.47	0.43	0.57	0.62
Allowance for loan and lease losses to total loans and leases(2)	1.90	1.83	1.78	1.61	1.65	1.63	1.58	1.48
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(2)	0.61	0.73	0.56	0.74	0.54	0.45	0.75	0.63

*Adjusted to give effect to 2-for-1 stock split on June 23, 2014.
**Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Three Months Ended June 30,						Six Months Ended June 30,
	2014			2013			2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$12,398	$35	1.14%	$1,312	$2	0.84%	$6,770	$38	1.14%	$1,090	$10	1.81%
Investment securities:
Taxable	320,298	2,790	3.49	141,836	1,183	3.34	298,551	5,149	3.48	147,097	2,468	3.38
Tax-exempt – FTE	471,001	7,652	6.52	349,878	5,921	6.79	437,364	14,416	6.65	343,284	11,681	6.86
Loans and leases – FTE	2,913,816	36,892	5.08	2,242,441	30,723	5.50	2,785,645	70,358	5.09	2,183,975	60,606	5.60
Purchased non-covered loans	817,864	13,998	6.86	34,864	724	8.33	611,179	21,478	7.09	37,373	1,713	9.24
Covered loans	287,380	11,130	15.53	515,547	11,480	8.93	308,225	20,535	13.44	542,675	24,344	9.05
Total earning assets – FTE	4,822,757	72,497	6.03	3,285,878	50,033	6.11	4,447,734	131,974	5.98	3,255,494	100,822	6.25
Non-interest earning assets	837,379			642,650			799,487			676,198
Total assets	$5,660,136			$3,928,528			$5,247,221			$3,931,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$2,484,649	$1,271	0.21%	$1,654,637	$806	0.20%	$2,291,407	$2,337	0.21%	$1,660,156	$1,670	0.20%
Time deposits of $100,000 or more	488,265	281	0.23	331,094	243	0.29	435,850	516	0.24	332,939	532	0.32
Other time deposits	505,260	275	0.22	404,408	325	0.32	481,887	555	0.23	415,499	718	0.35
Total interest bearing deposits	3,478,174	1,827	0.21	2,390,139	1,374	0.23	3,209,144	3,408	0.21	2,408,594	2,920	0.24
Repurchase agreements with customers	58,607	13	0.09	29,815	6	0.08	61,808	25	0.08	31,872	13	0.09
Other borrowings	281,009	2,692	3.84	286,719	2,684	3.75	280,968	5,347	3.84	283,755	5,332	3.79
Subordinated debentures	64,950	427	2.64	64,950	428	2.65	64,950	840	2.61	64,950	857	2.66
Total interest bearing liabilities	3,882,740	4,959	0.51	2,771,623	4,492	0.65	3,616,870	9,620	0.54	2,789,171	9,122	0.66
Non-interest bearing liabilities:
Non-interest bearing deposits	964,935			577,930			878,349			567,153
Other non-interest bearing liabilities	59,311			47,814			52,180			50,840
Total liabilities	4,906,986			3,397,367			4,547,399			3,407,164
Common stockholders’ equity	749,692			527,713			696,360			521,082
Noncontrolling interest	3,458			3,448			3,462			3,446
Total liabilities and stockholders’ equity	$5,660,136			$3,928,528			$5,247,221			$3,931,692

Net interest income – FTE		$67,538			$45,541			$122,354			$91,700
Net interest margin – FTE			5.62%			5.56%			5.55%			5.68%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc. Calculation of Return on Average Tangible Common Stockholders’ Equity Unaudited

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Dollars in thousands)

Net income available to common stockholders	$26,486	$20,387	$51,762	$40,387
Average common stockholders’ equity before noncontrolling interest	$749,692	$527,713	$696,360	$521,082
Less average intangible assets:
Goodwill	(44,083)	(5,243)	(24,770)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(16,033)	(5,780)	(14,973)	(6,059)

Average tangible common stockholders’ equity before noncontrolling interest	$689,576	$516,690	$656,617	$509,780

Return on average tangible common stockholders’ equity	15.41%	15.83%	15.90%	15.98%

Bank of the Ozarks, Inc. Calculation of the Ratio of Tangible Book Value per Common Share Unaudited

	June 30,
	2014	2013
	(In thousands, except per share amounts)

Total common stockholders’ equity before noncontrolling interest	$850,204	$531,125
Less intangible assets:
Goodwill	(78,669)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(29,971)	(5,447)
Total intangibles	(108,640)	(10,690)

Total tangible common stockholders’ equity	$741,564	$520,435

Common shares outstanding	79,662	70,876 *

Tangible book value per common share	$9.31	$7.34

*Adjusted to give effect to 2-for-1 stock split on June 23, 2014.

Bank of the Ozarks, Inc. Calculation of the Ratio of Total Tangible Common Stockholders’ Equity to Total Tangible Assets Unaudited

	June 30,
	2014	2013
	(Dollars in thousands)

Total common stockholders’ equity before noncontrolling interest	$850,204	$531,125
Less intangible assets:
Goodwill	(78,669)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(29,971)	(5,447)
Total intangibles	(108,640)	(10,690)

Total tangible common stockholders’ equity	$741,564	$520,435

Total assets	$6,297,975	$4,043,632
Less intangible assets:
Goodwill	(78,669)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(29,971)	(5,447)
Total intangibles	(108,640)	(10,690)

Total tangible assets	$6,189,335	$4,032,942

Ratio of total tangible common stockholders’ equity to total tangible assets	11.98%	12.90%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217